Exhibit 99.2

EMPLOYEE COMMUNICATION

September 18, 2020

Buzztime Team,

Today, we announced very exciting news - Buzztime entered into an Asset Purchase Agreement to sell our entertainment technology to eGames.com Holdings LLC - which complements our August 13, 2020 announcement of our plans to conduct a reverse merger with Brooklyn ImmunoTherapeutics (“Brooklyn”), the privately-held biopharmaceutical company focused on exploring the role that cytokine-based therapy can have in treating patients with cancer.

eGames.com has a long history of working with independent game developers, to bring their games to life on Google Play, the iTunes App store and Steam. We at Buzztime are excited to work with eGames.com, and its independent game developers, to see what great games they can bring to Buzztime’s avid player base.

eGames.com intends to make offers of employment to all Buzztime employees, and all Buzztime employees who accept employment with eGames.com are expected to be employed by eGames.com immediately upon completion of the asset sale. As a result, we anticipate that Buzztime’s client service, development and management teams will remain intact. And, by joining eGames.com, we will be able to expand lead generation, enter new markets, and leverage content creation across multiple brands.

We are thrilled this transaction provides a strong platform for continued Buzztime operations – supporting our current customers and expanding our product line into lighter, mobile based experiences.

We’re committed to keeping you informed with regular updates regarding the status of the transaction process through its closing, which is expected to be completed in Q4 2020. I am sure that you have many questions. To help address these questions, we are planning an all-hands, employee-only call to discuss this announcement. We will send information about joining the call separately. We encourage everyone to participate. In the meantime, we have tried to anticipate and address some of your questions in the “Employee FAQs” below.

If you receive any outside inquiries about our transactions with EGames.com or Brooklyn, including from the media or investor or analyst communities, it is important that you refrain from commenting and direct them to Sandra Gurrola at sandra.gurrola@buzztime.com.

This will be an exciting next chapter in Buzztime’s journey.

Allen

Employee FAQs

1.	Will my position at Buzztime be eliminated? Will there be a job for me at eGames.com?

	A.	We are pleased that eGames.com plans to offer ALL current Buzztime team members employment with eGames.com. We expect the proposed asset sale to eGames.com and the proposed reverse merger with Brooklyn to be completed on the same day. Employment of all current Buzztime team members will be terminated upon completion of the merger. Buzztime team members’ who accept employment with eGames.com are expected to start with eGames.com on the same day.

2.	Will I receive a severance package?

	A.	Severance benefits are usually intended to assist employees who may experience a gap in employment after they lose their job. Happily, for the reasons described above, we do not anticipate a gap in employment for Buzztime employees.

3.	Will my rate of pay change?

	A.	It is intended that Buzztime employees will receive a base salary or wage rate with eGames.com that is no less favorable than the base salary or wage rate as in effect with Buzztime.

4.	Will my title change?

	A.	Titles may change post transaction, but your supervisor will work with you on communicating those changes when the time is right.

5.	Will my role/responsibilities change?

	A.	Role and responsibilities are continually updated according to the business needs. We expect this will be consistent at eGames.com as it has been at Buzztime.

6.	How do the companies’ benefits packages compare? Which benefits will continue to be offered and which will no longer be available?

	A.	Both companies recognize that benefits are an important component of employment. Our agreement with eGames.com is that benefits for Buzztime employees be no less favorable, in the aggregate, than benefits for similarly situated eGames.com employees. eGames.com is reviewing its benefits programs and we will communicate benefits offerings once things are solidified during the transaction process. We do not anticipate any gap in health insurance coverage for Buzztime employees who accept offers of employment with eGames.com.

7.	Will the new job require me to go to an office?

	A.	eGames.com and leadership will continue to evaluate the most efficient and productive manner to run the business.

8.	Will I report to a new manager?

	A.	Currently, we anticipate that eGames.com will implement the same organizational structure for the Buzztime business unit as is currently in place at Buzztime.

9.	When will the reverse merger and the asset sale be completed?

	A.	There are many steps to complete before we will get to a close date, including getting stockholder approval on both transactions. We anticipate having the stockholder meeting and completing the reverse merger and the asset sale during Q4 2020.

10.	Will eGames.com change our products?

	A.	With leadership and management at eGames.com planned to transition to the current Buzztime team, our expectation is that Buzztime’s products will continue to evolve under the current vision and direction. eGames.com has 20 years of experience in development and publishing that we believe will enhance our product and market strategy.

11.	Will we still sell what we currently sell?

	A.	Yes, eGames.com plans to sell the Buzztime products under the Buzztime brand!

12.	Will Allen still be the CEO?

	A.	Allen will be CEO of eGames.com and continue to lead the Buzztime branded products under the eGames.com umbrella.

13.	What redundancies exist? How will these be addressed moving forward?

	A.	There are few redundancies. Part of the attractiveness to eGames.com of acquiring Buzztime is our existing infrastructure. So, we expect Buzztime’s systems and processes will be extended across eGames.com.

14.	What happens to Buzztime stock that employees own (or grants that they have)?

A.	If you own shares of Buzztime stock before the reverse merger, you will continue to hold your existing shares of Buzztime stock after the reverse merger. The shares will trade under a different symbol after the reverse merger.

Restricted stock units

If you hold restricted stock units (RSUs) and you remain employed by Buzztime through the closing date of the reverse merger, 100% of the unvested portion of your RSUs will vest immediately prior to the closing of the reverse merger. Subject to your satisfaction of any tax withholding obligations, settlement of your RSUs will occur and your shares will be distributed to you on the date of closing of the reverse merger.

Stock options

If you hold stock options, you will have 90 days after the date of termination of your employment with Buzztime to exercise your options. If you do not exercise your options, they will expire on the date that is 90 days after the date your employment with Buzztime terminates, which is expected to occur on the same date as the closing of the reverse merger.

Please contact Sandra Gurrola at sandra.gurrola@buzztime.com if you have questions regarding settlement of your RSUs or exercise of your stock options. We encourage you to consult with a tax adviser familiar with your own personal circumstances to obtain specific advice with respect to the tax consequences of settlement of your RSUs and exercise of your stock options. If you hold RSUs, you will recognize ordinary compensation income when the shares are issued to you upon settlement of your RSUs, which income is subject to applicable income and employment tax withholding and will be reported on your Form W-2.

15.	How do these transactions impact Buzztime’s stockholders?

A.	Buzztime stockholders will continue to hold their existing shares of Buzztime stock after the merger is completed. We are communicating detailed information to our investors through our press releases and filings with the SEC. It is important that you refrain from making any comments to investors regarding the proposed merger and asset sale, and continue to direct any investor inquiries to Sandra Gurrola at sandra.gurrola@buzztime.com.

16.	Will our customers still be able to play our games?

A.	Yes, we will be working with eGames.com to provide a seamless transition for our existing customers. After the transaction, eGames.com currently plans to continue to provide our current games and to launch new games to our existing and new customers.

17.	How will our customers be serviced during and after the transaction?

	A.	We will continue to provide our customers with customer support services during the transaction process. We will notify customers of the transactions and designate employees to provide additional information to and field questions from our customers about the transition. With the Buzztime team expected to be a part of eGames.com after the transactions close, our customers should expect to receive the same high level of customer service after the transactions close.

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No Offer or Solicitation

This document is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities in connection with the proposed merger involving NTN Buzztime, Inc. (“Buzztime”) and Brooklyn shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger and asset sale, Buzztime intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement and a prospectus of Buzztime, which joint proxy statement/prospectus will be mailed or otherwise disseminated to Buzztime stockholders and the beneficial holders of Brooklyn’s Class A membership units if and when it becomes available. INVESTORS AND SECURITY HOLDERS OF BUZZTIME AND BROOKLYN ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BUZZTIME, BROOKLYN, THE PROPOSED MERGER AND ASSET SALE, AND RELATED MATTERS. The joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed by Buzztime with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Buzztime by directing a written request to: NTN Buzztime, Inc., 6965 El Camino Real, Suite 105-Box 517, Carlsbad, California 92009. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger or asset sale.

Participants in the Solicitation

Buzztime and its directors, executive officers and certain other members of management and employees, Brooklyn and its managers and officers and eGames.com and its managers and officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the stockholders of Buzztime with respect to the proposed merger and asset sale and related matters. Information about the directors and executive officers of Buzztime, including their ownership of shares of common stock is set forth in Buzztime’s Annual Report on Form 10-K for the year ended December 31, 2019 and Amendment No. 1 thereto, which were filed with the SEC on March 19, 2020 and April 27, 2020, respectively (together, the “2019 Annual Report”). To the extent that holdings of Buzztime’s securities have changed since the amounts printed in the 2019 Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Buzztime stockholders, including a description of their interests in the proposed merger and asset sale, by security holdings or otherwise, will be included in the joint proxy statement/prospectus and other relevant documents to be filed with the Buzztime when they become available. As described above, these documents will be available free of charge at the Buzztime’s website or by directing a written request to Buzztime. Neither the managers or officers of Brooklyn nor the managers or officers of eGames.com currently hold any interests, by security holdings or otherwise, in Buzztime.

Caution Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “expect,” “intend,” “plan,” “believe,” “anticipate,” “may,” “will,” “would,” “should,” “could,” “contemplate,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar words. These forward-looking statements include, but are not limited to, statements concerning: the structure and completion of the proposed merger and asset sale and eGames.com’s business and workforce after the closing of the proposed asset sale and the potential benefits of the asset sale for Buzztime’s stockholders and other stakeholders. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance.

Actual results could differ materially from those stated or implied in any forward-looking statement as a result of various factors, including, but not limited to: (i) risks that the conditions to the closing of the proposed merger and/or asset sale are not satisfied, including the failure of Buzztime and Brooklyn to timely obtain the requisite stockholder and member approvals for the merger and/or asset sale and related matters and to meet the net cash and capitalization requirements under the merger agreement, as applicable; (ii) uncertainties as to the timing of the consummation of the proposed merger and asset sale and the ability of each party to consummate the proposed merger and asset sale; (iii) risks related to Buzztime’s and Brooklyn’s ability to manage their respective operating expenses and expenses associated with the proposed merger and asset sale, as applicable, pending closing; (iv) the risk that, as a result of adjustments to the exchange ratio, Buzztime stockholders and Brooklyn members could own more or less of the combined company than is currently anticipated; (v) Buzztime’s continued listing on the NYSE American; (vi) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of Buzztime, Brooklyn and the combined company and the ability of Buzztime and Brooklyn to consummate the merger and Buzztime and eGames.com to consummate the asset sale; (vii) Buzztime’s ability to continue to operate as a going concern if the proposed merger or asset sale is not consummated in a timely manner, or at all; (viii) the combined company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development activities; (ix) Brooklyn’s ability to successfully progress research and development efforts, including its manufacturing development efforts, and to create effective, commercially-viable products; (x) the success of Brooklyn’s product candidates in completing pre-clinical or clinical testing and being granted regulatory approval to be sold and marketed in the United States or elsewhere; (xi) the outcome of any legal proceedings that may be instituted against Buzztime, Brooklyn, eGames.com or others related to the merger agreement or the asset purchase agreement; (xii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of either or both of those agreements; (xiii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger or asset sale; and (xiv) those risks and uncertainties discussed in Buzztime’s reports filed with the Securities and Exchange Commission (“SEC”), including the 2019 Annual Report, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other documents that may be filed by Buzztime from time to time with the SEC available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. Buzztime cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication speak only as of the date on which they were made. Buzztime does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as may be required by applicable law or regulation.